Exhibit 10.4

Cooperation Framework Agreement of China Mobile regarding the Specified Content of the Central Music Platform

Party A: China Mobile Communications Corporation, Sichuan Branch	Party B: Shanghai Mopie Information Technology Co., Ltd.
Legal representative: Li Hua	Legal representative: Song Zhiling
Add: No.1 Gaoshengqiao Road, Chengdu, Sichuan	Add: Rm 1101, Tower A, Huaxin Mansion, No. 33, Anding Road, Chaoyang District, Beijing
P.C.: 610041	P.C.: 100029
Tel: 13980081010	Tel: 010-64452770
Fax: 02885057023	Fax: 010-64452050

Whereas China Mobile Communications Corporation, Sichuan Branch, as the mobile music product innovation base of China, under the entrustment of China Mobile Communications Corporation, is responsible for the introduction of the music content for the whole network of China Mobile.

In order to promote China mobile wireless music business together, bring the resource advantages in respective field into full play and enrich the music content of the central music platform of China Mobile, both parties, under the principles of equality, mutual benefit, complementary advantages and common development, after sufficient deliberation, have reached the following agreements:

I. Cooperation Content

1.
In the scope of cooperation project with content specified by Party A, Party B shall cooperate with Party A in its works whose right is reserved by it, puts the works on the central music platform of China Mobile so as to provide wireless music value-added business products for China Mobile (including every provincial-level branch).

2.
Party A, as China mobile music base, is liable for the construction and maintenance of the central music platform, the loading of wireless music products and the operation and promotion of the self-owned channel of related music products.

II. Rights and Obligations of Party A

1.
Party A is entitled to audit or entrust a third party to audit the qualification certificate, copyright certificate and bank account etc. in relation to business content copyright and normal business operation provided by Party B.

2.
Party A is liable for the construction and maintenance of the central music platform and related back-office systems and the stable operation of the central music platform and related business systems.

3.
Party A is entitled to prepare and amend the regulations on the management of the introduction of the content for the central music platform and audit regulations etc. and perform the introduction business pursuant to these regulations.

4.
Party A is entitled to use the works of Party B whose copyright is reserved by Party B for colorful ring and vibration ring (original ring), IVR, full music (including segment) online service, full music download with DRM and other wireless value-added services of China Mobile alike within the copyright and provide the charging and collection agency services in relation to such music products as colorful ring, vibration ring, IVR etc.

5.
Party A is entitled to require Party B to show all certificates in relation to the copyright of the provided music products. Party A is entitled to audit the content of the music provided by Party B and delete or refuse any content that cannot meet its requirements or may infringe the right of any third party.

6.
In the case where Party B loses operation qualification or has any operation activity not conforming to the national laws and regulations related, Party A is entitled to terminate the cooperation with Party B in advance.

7.
Party B shall bear all losses caused to China Mobile (including every provincial-level branch) due to the infringement of the music products of Party B whose copyright is reserved by Party B and related data (including singer images etc.) provided by Party B on the right and interest of any third party.

8.
During the cooperation, Party A distributes the CP code 600662 of the central music platform to Party B. The proprietorship of CP code resource is reserved by Party A. After both parties terminate this Agreement, Party A is entitled to take back the CP code and redistribute it and Party B cannot therefore use such code any more.

9.	Both parties shall use their own resources to market and promote their business, including online channel promotion and offline activity etc.

10.	Party A is entitled to require Party B to mark the logo of China mobile wireless music products and the music ordering code of the wireless music portal website logo.

11.	Party A is entitled to supervise the resource contribution proposal provided by Party B or the implementation of the marketing and promotion proposal by Party B.

12.	During the cooperation, Party A is entitled to terminate the cooperation with Party B but shall inform Party B of such termination seven days earlier.

III. Rights and Obligations of Party B

1.	Party B must provide real and reliable qualification certificate and bank account etc. in relation to the normal business operation for Party A and any third party company entrusted by Party A.

2.	Regarding to the products under this Agreement whose copyright is reserved by Party B, Party B shall make the following undertakings:

1)
Party B undertakes that all copyrights (or legal proprietary authorizations) of all music products and neighboring rights of performers in relation to record works are complete, legal, free of flaw and infringe no others’ rights. If owning no such legal rights aforesaid, Party B cannot cooperate with Party A with such works.

2)	Party B undertakes that any works it provides complies with the related national laws, regulations and policies and Party B will bear all consequences arising from the illegal content of such works.

3)
Party B undertakes that the information content (including but not limited to music or performer images) provided for the cooperation under this Agreement will not infringe the right of any third party. In the case where Party B uses any works whose intellectual property right is owned by any third party, Party B shall obtain the permission of such third party or its agent for the use of the works of the third party within “wireless value-added service” by Party B and /or Party A. In the case where any third party has a claim to Party A for the infringement of the information content provided by Party B used in “wireless value-added service” under this Agreement on its intellectual property right or other legal rights, Party B shall solve the issue at its own cost and bear all losses to Party A as incurred hereof.

4)	Party B undertakes that it will create the music products for the cooperation of both parties as per the format required by Party A.

5)
Party B undertakes, in the case where any right of the content it provides is changed or abolished, it will inform Party A in writing of such change or abolishment immediately. Party A can stop the service of the related product on the central music platform within two workdays upon the reception of the notice.

3.
Party B shall actively provide, whether under the requirement of Party A or at any time, any news conference, performer activity, promotion activity and event etc. in relation to the works whose copyright is reserved by Party B for Party A.

4.	Party B shall confirm, mark in detail and state the effective permit period of works, right content and authorized service products in relation to the cooperation with Party A.

5.	Both parties shall use their own resources for marketing, promotion and publicity, including online channel promotion and offline activity etc.

6.
Party B is liable to mark the logo of China mobile wireless music products, the logo of wireless music portal website and music ordering code as per the requirements of Party A in the marketing, media publicity and news conference etc. in relation to the promotion of its works whose copyright is reserved by it. Without the permission of Party A, Party B cannot use the logo, trademark of China Mobile and the corporate name of Party A. Party B shall take all responsibilities arising due to any violation to the national laws, regulations and policies related in the process of business promotion.

7.
Party B shall appoint special personnel to engage in any issue in relation to the cooperation under this Agreement so as to ensure the smooth operation of the business. During the cooperation under this Agreement, Party B shall inform Party A of any change in relation to business contact in advance.

The business contact information of Party B is as follows:

Contact: Tong Fei

TEL: 13910820251

MAIL: tongfei@mopietek.com

IV. Fees and Settlement Mode

1.	Scope and proportion

1)
In the case where Party B provides colorful ring and vibration ring, IVR and other wireless music services alike for the whole network of China Mobile via the central music platform of Party A with its works whose copyright is reserved by it and provides the complete copyright (record neighboring right and lyric and melody copyright) of its works whose copyright is reserved by it, Party A shall pay Party B 50% of the ring message fees actually collected from the subscribers for the above-mentioned services.

2)
In the case Party B provides wireless music ranking “Qiang Xian Ting” music service for the whole network of China Mobile via the central music platform of Party A with its works whose copyright is reserved by it and provides the complete copyright (record neighboring right and lyric and melody copyright) of its works whose copyright is reserved by it, Party A shall, as per the original distribution proportion, pay 70% of the vibration ring service ring message fees of “Qiang Xian Ting” service and 50% of the colorful ring service ring message fees to Party B. In the case where the distribution proportion of “Qiang Xian Ting” service changes, earlier notice shall be made and supplementary agreement shall be entered into.

2.
Party A is liable for the charging of the services under this Agreement and the charging and settlement are based on the charging and settlement statement created by the successful CDR collected by the charging system of Party A. Party A can entrust the third party company to settle message fees with Party B as per this charging basis.

1)
Before the charging and settlement statement of Party A is adjusted into paid-up “ring order message fee”, the receivable “ring order message fee” shall function as the basis for the settlement. The time for the settlement based on the paid-up “ring order message fee” shall be subject to the formal notice of Party A.

2)
Where any subscriber refuses paying Party B “ring order message fee” with rational reason, which is caused by Party B, the related message service fees shall be deducted by Party A in the next settlement.

3.	Either party shall bear respectively any fee and tax as incurred due to the cooperation under this Agreement.

4.	The bank account information specified by Party B is as follows:

Company (Beneficiary): Shanghai Mopie Information Technology Co., Ltd.

Opening bank: Shenzhen Development Bank, Shanghai Branch, Yangpu Sub-branch

A/C: XXXX XXXX XXX

V. Confidentiality

1.
Both parties are liable to keep in secret all business documents and data, final subscribers’ personal data and cooperation management information in relation to the cooperation under this Agreement that shall be kept in secret.

2.
Except otherwise the proprietary information that must be disclosed for purpose of this Agreement, without the written permission of the other party, either party cannot disclose any proprietary information in relation to the other party to any third party or individual. The proprietary information shall include but not limit to: the content of this Agreement, business secret, computer program, design technology, proprietary technology, technique, data, business and product development plan, customer data and information etc.

VI. Miscellaneous

In the case where this Agreement expires or is rescinded, or the product provided by Party B expires in copyright, or the neighboring right of any performer expires etc, Party A shall undertake that it will not provide the product provided by Party B as mentioned herein for new subscribers or for any other purpose, but, in order to ensure the rights of Party A’s subscribers that have used legally those products with copyright within the effective period of authorization, Party A will not delete their resources from the central music platform of Party A but continue providing the subscribers that have subscribed some ring services with such related services. Party B is liable to take all responsibilities for any dispute, counterclaim and lawsuit of any third party as incurred due to the copyright of content resources.

VII Dispute

In the case where both parties have any dispute in the performance of this Agreement or the effect, interpretation, termination etc. of this Agreement, both parties shall friendly negotiate with each other to solve such dispute. If the negotiation fails, either party can submit such dispute for arbitration at the local arbitration commission.

VIII. Effective Period

This Agreement lasts for one year, as of April 1, 2007 and as at March 31, 2008. In the case where Party A proposes in writing to terminate this Agreement in advance during the cooperation, this Agreement shall automatically become void seven days after the submittal of the written proposal to terminate this Agreement.

IX. Effect

1.	This Agreement shall not come into effect until the authorized representatives of both parties sign on it and the company seals or contract seals are annexed.

2.	This Agreement is made in sextuplicate with each party holding three counterparts. All counterparts shall have the same legal effect as this Agreement.

3.
Any annex to this Agreement and any supplementary agreement to this Agreement shall be integral part of this Agreement and have the same legal effect as this Agreement. Any issue in relation to this Agreement, any annex to this Agreement and any supplementary agreement to this Agreement shall be subject to the deliberation of both parties.

Party A: China Mobile Communications Corporation, Sichuan Branch (seal)	Party B: Shanghai Mopie Information Technology Co., Ltd. (seal)
Authorized signature: Li Hua	Authorized signature: Song Zhiling
Date: April 1, 2007	Date: April 1, 2007